U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment #1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

SIGNET INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	16-1732674
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

205 Worth Avenue, Suite 316, Palm Beach, Florida 33480

 (Address of principal executive offices, zip code)

(561) 832-2000

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, $0.001 par value trading under the symbol SIGN:OTCPink

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. ☐ Yes ☒ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. ☐ Yes ☒ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☐ Yes ☒ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☐ Yes ☒ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). ☐ Yes ☒ No

The aggregate market value of the voting and non-voting common equity held by non-affiliates as of June 30, 2019 was $5,393,900.

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FORWARD LOOKING STATEMENTS

This Form 10 contains forward-looking information. This document contains forward-looking statements. Any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “contemplates”, “estimates”, “believes”, “plans”, “projects”, “predicts”, “potential” or “continue” or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitably, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, and (d) whether we are able to successfully fulfill our primary requirements for cash. The Company’s actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

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FORM 10 INFORMATION

ITEM 1. BUSINESS

Overview

Signet International Holdings, Inc. (the “Company”) was incorporated on February 2, 2005 in accordance with the Laws of the State of Delaware as 51142, Inc.  The Company changed its corporate name to Signet International Holdings, Inc. in conjunction with the September 8, 2005 transaction discussed below.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange (Agreement) by and among Signet International Holdings, Inc. (Signet); Signet Entertainment Corporation (SIG) and the shareholders of SIG (Shareholders) (collectively SIG and the SIG shareholders shall be known as the “SIG Group”), Signet acquired 100.0% of the then issued and outstanding preferred and common stock of SIG for a total of 3,421,000 common shares and 5,000,000 preferred shares of Signet’s stock issued to the SIG Group.  Pursuant to the agreement, SIG became a wholly owned subsidiary of Signet.

Signet Entertainment Corporation was incorporated on October 17, 2003 in accordance with the Laws of the State of Florida.  SIG was formed to establish a television network “The Gaming and Entertainment Network”.  To date, this effort has been incomplete. The Company has abandoned pursuant of any gaming or entertainment operations. The Company’s current principal business plan is to focus in developing advanced technologies, energy solutions and medical devices. By utilizing sub licensing arrangements for the intellectual property licenses we acquire, our strategy is focused on identifying strategic partners that can develop and market products based on the underlying technologies. We do not claim to have expertise in the various intellectual properties we seek to acquire. Instead, our value is based on our ability to assess technologies and appropriate partners for the commercialization of products and process based on the underlying intellectual property. Research and development of the underly technologies is being performed at major universities in Florida. The development of a commercial products will be conducted by our strategic partners.

In determining whether we will pursue any particular intellectual property we have engaged outside consulting scientists to evaluate the viability of the underlying technology and its commercial viability. We do not have a set metric for determining the viability. We rely solely on the expertise of our consultants. These consultant hold certain expertise in the specific field related to the underlying technology. These include 3 consultants for graphene applications, an engineer in magnetic energy, and two consultants specializing in negotiating terms with universities and public institutions. All consultants have agreed to receive compensation in the form of common stock.

As we approach the second Quarter of 2020, we are pleased with the progress we have made. We have accomplished each phase of our growth and we have remained consistent with our responsibilities.

Our status as an emerging growth public company is materializing before us. We have engaged a new scientist to support our efforts to help further develop out technologies and interact with the several universities with whom we have option contracts to license certain patents. We hear from other universities on a regular basis that tells us we are welcome to the fraternity of research scientists, engineers, and inventors. We have increased efforts to create more awareness of our presence by engaging a social media specialist who will keep the public informed of all our progress and assist us with shareholders relations. Our team is growing and meeting our needs.

Since all of the technologies we have options to license are trending, unique, and further advanced than any others we know of on the market today, we must maintain our edge and seek constant improvement to stay viable—and we are doing just that.

Because of our efforts, we have our path laid out before us. Last year´s strategy allowed us to take the proper steps to arrive at this juncture. We are now proudly holding ourselves out to the world as a viable and worthy consortium from which multinationals can acquire advanced, patented technology. Although our technologies may necessitate some retooling and possibly an avant-garde approach in implementing, we feel that in considering the alternative technologies presently available, ours is the superior choice.

We have completed these efforts to identify and locate a niche, function, and purpose for all our products. Inasmuch as our products are ‘green’ in nature and innovative in design, we feel these technologies can easily be integrated into daily life to the benefit of all. We all will see great progress and never to look back.

Our Plan

Our plan is to continue to raise awareness of our rights to license patented technologies. Our plan requires that we raise sufficient capital in order to exercise those certain options to secure the licenses. Our model is based on utilizing the expertise of research and development facilities in the Florida university system in order to deploy commercially viable products into the market. We currently are developing our marketing plan and commercial modelling. This process involves press releases, social media, marketing, expanding our contacts with professionals in interrelated fields of study, such as dermatological associations, or aviation, engineering, healthcare or energy related associations, representatives and groups, and increasing and building upon investor relationships in the private and public sectors.

We plan to first file all our required reports with the SEC. Once this is accomplished, we will focus full global attention raising funds to secure our licensing rights in the technologies represented by the various patents. We will attract interest and sell or license rights for the use of our technologies either geographically or industry specific. Anticipating revenue from sale of rights or even licensing is a difficult dynamic to anticipate. However, to offer illustrations of prior transactions accomplished in the past few years of similar or related technologies, attached are abstracts from published postings.

Since we are a public company, we have the advantages of not only raising capital through private placements, debentures, and other financial instruments, but also through entering into various forms of strategic partnerships and joint ventures to be identified.

Should the occasion arise whereby an investor desires to fund prototype building of anyone of our technologies; we would be in a better position to demonstrate that our product works and mass-production ready. At that time, we would be able to consider marketing and distribution opportunities.

WE CURRENTLY DO NOT OWN ANY PATENTS OR HAVE ANY LICENSES FOR USE OF PATENTS. WE HAVE SECURED OPTIONS TO ACQUIRE LICENSES. THE BUSINESS LINES DESCRIBED BELOW ARE HIGHLY DEPENDENT UPON OUR ABILITY TO EXERCISE OUR OPTIONS TO SECURE LICENSURE IN THE TECHNOLOGIES. IN ORDER TO ACQUIRE THE LICENSES, ENGAGE IN PREPARATION AND DEVELOPMENT OF THE COMMERICIALIZATION AND MARKETING OF THE TECHNOLOGIES LISTED BELOW WILL REQUIRE THAT THE COMPANY RAISE SIGNIFICANT AMOUNTS OF CAPITAL.

The terms of our option agreement described herein are $1,200 to be paid as consideration for the option right. To exercise the option, we must pay $3,500. Each option is for 1 year, and we renew any expiring options with no consideration. The options are deemed exclusive.

We have not yet begun negotiating the terms of a formal license, including, but not limited to, exclusivity, sublicensing, contribution of university staff and faculty in developing the commercialization of the underlying technology, costs, or rights to improvements on the underlying technology.

Medicine and Bioscience

Our focus in bioscience and sport medicine currently relates to four products under development: Sterilal™ self-sanitizing devices, PASS smart denture mouth guard, a handheld heart attack sensor, and a painless melanoma detection system derived from the patents we currently have options to license. We continue explore other products and methods based on our current work to develop new products and methods in the future.

Sterilal™

On September 11, 2019, we executed a one-year Option Agreement with a university in Florida to acquire a license of certain patented technology related to self-sterilizing medical devices. The technology is described as Self-Sterilizing Device Using Plasma Fields. This self-generated plasma field provides for self-sterilization of devices used in medical procedures, drug delivery, consumer products, and food preparation and to surfaces, affording them self-sterilizing properties. The Sterilal™ product is a unique medical sterilization process technology. The self-sterilization technology utilizes plasma energy to provide self-sterilizing properties for medical devices, equipment, and surfaces. The process neutralizes contamination in seconds using a self-generated plasma field, while simultaneously minimizing risk of exposure and offering the highest levels of sterility.

Developed by researchers at a major Florida university, the Sterilal™ is a sterilization technique that enables medical devices to maintain a constant state of sterilization for fast, economical, and safe reuse or disposal. Built into a device itself, the self-sterilization could potentially apply to numerous medical devices such as scalpels, syringes, and catheters, as well as various surfaces that come into contact with patients and healthcare workers.

The Sterilal™’s self-generated plasma field offers numerous advantages over present methods of sterilization of medical devices. This self-generated plasma field allows self-sterilization of objects, apparatuses, and surfaces. As the field neutralizes contamination in seconds, it allows reuse of devices and equipment, which reduces time, costs, and inventory. The process further eliminates the need for toxic chemicals used in traditional sterilization procedures, reducing potential exposure and related hazards.

Flexible and adaptable, the device-specific technology can be applied to any surface of any shape or size. The plasma field utilizes inexpensive electrodes, insulators, and electro-active components that ensure easy and cost-efficient manufacturing.

The Sterilal™ comes as a response to the CDC’s estimated 76 million illnesses, 325,000 hospitalizations, and 5,200 deaths that occur in the United States each year due to some form of contamination. Once applied, the Sterilal™ can effectively self-sterilize devices used in medical procedures, drug delivery, consumer products, and food preparation affording them with self-sterilizing properties.

Applications

Technique that affords self-sterilizing properties to medical devices as well as equipment or surfaces that require a constant state of sterilization for medical procedures, drug delivery, consumer products, or food preparation equipment

Advantages

●	Neutralizes contamination in seconds using a self-generated plasma field, minimizing risk of exposure and offering the highest levels of sterility
●	Allows reuse of devices and equipment, reducing costs, time, and inventory
●	Utilizes inexpensive electrodes, insulators, and electro-active components, ensuring easy and cost-efficient manufacturing
●	Eliminates the need for toxic chemicals used in traditional sterilization procedures, reducing potential exposure and related hazards
●	Applies to surfaces of various shapes and sizes, providing device-specific flexibility

Technology

This self-generated plasma field allows self-sterilization of objects, apparatuses, and surfaces. Traditionally, plasma discharge involves placing a DC voltage potential across two electrodes. As the voltage potential gradually increases, upon reaching the breakdown voltage VB, the current and the amount of excitation of the neutral gas becomes large enough to produce visible plasma. Dielectric barrier discharge (DBD) involves one dielectric-coated electrode that is typically exposed at the surface to the surrounding atmosphere, while another electrode is embedded inside a layer of insulator. University of Florida researchers have found that with special DBD arrangements, a fast reduction of viable cells by more than four orders of magnitude is possible within a few seconds, even for UV resistant cells. Thus, a self-generating plasma field is able to maintain a constant rate of sterilization when built into medical devices and surfaces.

PASS

On September 14, 2019, we executed a one-year Option Agreement with a Florida university to acquire a license for certain patented technology described as Multifunctional Smart Denture Mouth Guard that Remotely Monitors Health, known as PASS. PASS is an electronic smart mouth guard technology that remotely monitors an athletes’ fitness, can detect concussions, and will store the medical history of the user.

The mouth guard provides real-time data readout of vital signs and potential injuries sustained while playing sports. The market size for wearable fitness monitors has increased by90 percent from 2018 to 2019. This device can record health information near the head such as concussions and heat stroke. According to Statistic Brain Research Institute, 35 million Americans between the ages of 5 and 18 play team sports, and at the high school sports level alone, there were more than 250,000 reported concussions.

PASS smart mouth guard technology detects and collects data points of an athlete’s heart rate and blood pressure using an infrared sensor. It monitors the core body temperature, biting force, oral diseases, HIV, Cancers and Diabetes through saliva. In total, there are 11 sensors. The user-friendly computer interface simplifies data collection which allows viewers to detect dangerous levels of force experienced during activity.

Inexpensive, Rapid, Painless Melanoma Detection by Skin Odors to Identify Malignancy Without Biopsy

In August 2019, we executed a one-year Option Agreement with a Florida university to acquire a license for certain patented technology related to non-invasive melanoma detection. This inexpensive detection of the presence of melanoma is real-time and uses vapor samples, enabling inexpensive and painless diagnoses. Melanoma is the deadliest form of skin cancer: Each year, an estimated 10,000 deaths occur from the disease, and 75,000 new cases are diagnosed. Detects biomarkers specific to melanoma  increasing accuracy of diagnosis. The device operates in real-time, eliminating delay. Uses vapor or other sample, making diagnosis non-invasive and painless. These methods of detecting forms of cancer, such as melanoma, analyze the chemical compounds present in a sample of air surrounding potentially cancerous tissue, without a need for prior excision of the tissue. The advantage the system is that it is portable, non-invasive detection of biomarkers specific to melanoma.

Technology

These methods of detecting forms of cancer, such as melanoma, analyze the chemical compounds present in a sample of air surrounding potentially cancerous tissue, without a need for prior excision of the tissue. These methods include the chemical analysis of the sample by mass spectrometry, liquid chromatography, gas chromatography, ion mobility spectrometry, or high-field asymmetric waveform ion mobility spectrometry. If a mole appears suspicious, a doctor can aspirate a sample of air over it. Analyzing the gas through ambient ionization and separation methods provides a spectrum of the gas specimen. In real-time, a direct analysis determines if the biomarkers for melanoma are present. This eliminates the need for the widely used “wait-and-watch” approach, as well as the need to biopsy every suspicious-looking mole, allowing more focused biopsy procedures.

Handheld Heart Attack Sensor

On September 14, 2019 we executed a one-year Option Agreement with a Florida university to acquire a license for certain patented technology is described as Handheld Electronic Heart-Attack Sensor. It is used to rapidly and accurately determine blood-troponin levels. Prior to the onset of a heart attack, blood-troponin concentration increases, marking a period in which damage to the myocardial cells is still reversible. Heart attacks represent one of the five most common reasons for emergency room visits clearly demonstrating the need for more urgent testing methods. This technology eliminates time-consuming, expensive testing, eases the burden of stress, and safeguards against the limited effectiveness of emergency room conditions.

Battery Technology

In March 2019, we executed a one-year Option Agreement with a Florida university to acquire a license for certain patented technology related to rapid battery charging systems. InCharge™ is a patented, compact magnetic-based energy source that not only produces energy but charges itself. As a new energy source, InCharge™ holds promise to revolutionize the global energy market, along with other energy-based applications.

InCharge™ is revolutionary technology. It is a new type of battery, not an attachment. The device produces energy and it recharges virtually instantly. It offers a large number of cycles, a long storage time, as well as being compact in size. It will actually replace slow, rechargeable batteries.

The InCharge™ magnetic-based battery device provides energy yielding a large number of cycles with a long storage time. The patents for InCharge™ also demonstrate the operation of an instantly rechargeable device using a laboratory prototype.

Graphene

In November 2018, we executed a six-month Option Agreement with a Florida university to acquire a license of patented technology related to the application of graphene in de-icing planes. The option has expired, but we are in continued negotiations with the university. We are developing applications for a unique de-icing application of graphene for use in the airline industry. The new deicing application for aircraft will be enhanced by graphene, the revolutionary carbon-based nanotechnology. The 3D graphene foam−polymer composite can deice aircraft with superior deicing efficiency. The patent on the new material takes effect next week. Signet subsidiary, Signet Graphene Technologies, Inc., has signed an agreement with Florida International University’s Department of Mechanical and Materials Engineering, where the new deicing material was created, to develop and market the new product.

The material is a highly conductive multifunctional 3D graphene foam−PDMS polymer composite, or 3D GrF for short, with high-efficiency current-induced deicing capabilities. 3D GrF is a significant technological innovation in aviation deicing. The 3D graphene-polymer composite provides electrical current-induced heating and deicing capabilities for aircraft and has demonstrated impressive thermal stability to 100 electrical loading−unloading cycles. Its application is intended to serve both the public and private sectors.

FIU’s Department of Mechanical and Materials Engineering successfully fabricated and submitted a patent application for the 3D GrF at their Plasma Forming Laboratory in Miami, Florida, in 2017.

Graphene’s high electrical and thermal conductivity, in combination with its extremely low density, provides an intrinsic uniform electrical and thermal transport path resulting in a lightweight composite with enhanced multifunctional (electrical, thermal, and mechanical) properties to serve as active deicing components on aircraft structures. Applications of 3D GrF serve as lightweight coatings and free-standing components with heating abilities in structures operating at extremely low temperatures. The coating also increases the tensile strength of the aircraft.

The innovative 3D GrF deicing technology comes at a time when the aircraft deicing market is expected to experience remarkable growth in the coming years. Its development is poised to enter a $1.30 billion deicing market that is presently limited by excessive costs and toxic waste. Nations across the Northern Hemisphere such as Canada, U.S., Russia, China, U.K, Germany, Poland, France, Finland, Norway, Switzerland, and Japan among many others, are all expected to witness an upsurge in demand of aircraft deicing systems.

The need for deicing technology has never been greater. Adhesion of ice to the surfaces of aircraft operating in critically low-temperature conditions and inclement weather severely compromises an aircraft’s aerodynamic performance. Airport deicing operations are necessitated and performed for safety of passengers and crews, as well as to preserve the structural integrity of aircrafts. The deicing operations are time consuming, causing extensive flight delays for travelers and a heavy financial burden for the airline industry.

Current efforts to reduce and mitigate the ice formation in aircraft surfaces include the dispersion of chemicals, mechanical removal, and electrical heating of surfaces have inherent limitations. Besides the excessive costs and time of deicing each aircraft individually, toxic chemicals pose environmentally hazardous runoff. The chemical runoff is so hazardous, efforts to contain, cleanup and even recycle the toxic ‘spills’ after each deicing has become necessary, which adds to the excessive costs. As for electrical heating systems, though they have proven suitable for deicing, when implemented, the current-induced heating system results in high power consumption, and therefore, higher costs.

As industry forecasts point to excessive demand and need for improved deicing technology, FIU’s Mechanical and Materials Engineering’s 3D GrF applications provide superior deicing efficiency with the added benefit of increasing the tensile strength of the aircraft. The results are not only cost effective, but more environmentally friendly. Signet is well-positioned to further the development and commercialization of this extraordinary new deicing product enhanced by the use of graphene, the revolutionary carbon-based nanotechnology.

Arc Melted Glass Piles

On October 8, 2019, we executed a one-year Option Agreement with a Florida university to acquire a license of certain patented technology described as Arc Melted Glass Piles of Structural Foundations Glass created by Arc melting process producing a compressive glass in pilings. This technology has proven critical advantages, such as increased strength yielding a SKI of 36- concrete yields 4KSI. More cost effective proving at least a 40% savings. Because of the large compressive strength of glass, the required thickness can be significantly reduced requiring smaller boreholes. Soil from the borehole can be mixed with raw material additives of sodium carbonate (soda ash) and fluxing agents, most readily available at the site. The specific advantage of using glass as a piling material is that is has the potential to provide higher strength at a very low cost that parallels less demand on our natural environment.

Intellectual Property

We do not currently hold any intellectual property.

Government Regulation

Currently, the Company is not subject to any specific governmental regulation. However, as we begin to develop our applications for commercial use, we may be subject to federal and/or state approval for the products and uses. We may require approvals, permits, or licenses issued by governmental agencies such as the US Food and Drug Administration and the Federal Aviation Administration. Regarding products, methods, and uses that do not require approvals from governmental bodies, we may be subject to liabilities related to the messaging from the Federal Communication Commission and the Federal Trade Commission.

Employees

As of the date of this filing we currently have no employees, except our executive team, which consists of 1 person.

Key Consultants

The Company does not currently have any key consultants under contract. The Company is working with professionals, such as lawyers and accountants and brokers as needed.

Available Information

Our website is located at www.signetinternationalholdings.com. We will make available on our website, free of charge, copies of our annual reports on Form 10- K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as applicable and as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. Our website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

ITEM 1A.  RISK FACTORS.

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting and therefore are not required to provide the information requested by this item.

ITEM 2. FINANCIAL INFORMATION

For financial reports, please see Item 15 and the exhibits index below and corresponding exhibits, which are incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This Current report on Form 10 contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including “could”, “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report.

Significant Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to valuation of intangible assets, share-based payments, and income taxes. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Uncertainties

Although we have been in operation for some time, we are still a development stage company, and we have not generated any revenues from our business activities. Thus, we anticipate that we will require additional financing in order to complete our acquisition activities. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Accordingly, there is uncertainty about our ability to continue to operate if we undergo any acquisition or to even undergo an acquisition.

Plan of Operations

The Company plans to continue to work research and development based on the option to license intellectual properties and to expand our portfolio of intellectual property and products.

As we approach the second Quarter of 2020, we are pleased with the progress we have made. We have accomplished each phase of our growth and we have remained consistent with our responsibilities.

Our status as an emerging growth public company is materializing before us. We have engaged a new scientist to help further develop out technologies and interact with the several universities with whom we have contracts. We hear from other universities on a regular basis that tells us we are welcome to the fraternity of research scientists, engineers, and inventors. We have increased efforts to create more awareness of our presence by engaging a social media specialist who will keep the public informed of all our progress and assist us with shareholders relations. Our team is growing and meeting our needs.

Since we will soon be fully reporting and currently filing, we have engaged our new SEC legal counsel to guide us through the labyrinth of compliance and the next steps to up-listing. We have also retained our patent counsel to advise and instruct us on strategy and enhancement of our patent rights, protecting us not only domestically but also worldwide.

Since all of our technologies are trending, unique, and further advanced than any others we know of on the market today, we must maintain our edge and seek constant improvement to stay viable—and we are doing just that.

Because of our efforts, we have our path laid out before us. Last year´s strategy allowed us to take the proper steps to arrive at this juncture. We are now proudly holding ourselves out to the world as a viable and worthy consortium from which multinationals can acquire advanced, patented technology. Although our technologies may necessitate some retooling and possibly an avant-garde approach in implementing, we feel that in considering the alternative technologies presently available, ours is the superior choice.

We have completed these efforts to identify and locate a niche, function, and purpose for all our products. Inasmuch as our products are ‘green’ in nature and innovative in design, we feel these technologies can easily be integrated into daily life to the benefit of all. We all will see great progress and never to look back.

Results of Operations

For the Three Months Ended March 31, 2020 and 2019

Revenue:

The Company is in its development stage. For the three months ended March 31, 2020 and 2019, the Company did not have any revenue generating operations, nor did the Company has any related cost of goods sold.

Operating Expenses:

For the three months ended March 31, 2020, the Company had total operating expenses of $257,026 primarily consisting of professional fees of $47,468, consulting fees of $193,361, public company expenses of $2,840, lease expense of $3,811, compensation expense of $3,150, research and development expenses of $1,500, travel and entertainment of $2,057, and office expense of $2,839.

For the three months ended March 31, 2019, the Company had total operating expenses of $14,042 primarily consisting of consulting fees of $2,050, public company expenses of $2,287, lease expense of $1,472, compensation expense of $3,000, research and development expenses of $1,500, travel and entertainment of $1,866, and office expense of $1,868.

Net Loss:

The Company’s net loss for the three months ended March 31, 2020 and 2019 was $257,026 and $14,042, respectively.

Liquidity and Capital Resources

As of March 31, 2020, the Company had total current assets of $185,177, which primarily consisted of cash of $178,295 and prepaid expenses of $6,882. As of December 31, 2019, the Company had total current assets of $148,293, which primarily consisted of cash of $106,661, prepaid expenses of $16,632 and subscription receivable of $25,000.

As of March 31, 2020, we had a working capital surplus of $132,051, as compared to a working capital deficit of $342,442 as of December 31, 2019. In 2020, the Company reduced total accrued salary by $460,952 to our Chief Executive Officer in connection with the issuance of 829,721 shares of common stock valued at $94,422 and $366,530 of contributed capital from the forgiveness of accrued salaries in January 2020 thereby eliminating the accrued salary due to officer and thereby reduced the working capital deficit.

The Company will have additional capital requirements during fiscal year 2020. Currently, the Company does not have any revenue generating business operations, nor does the Company currently have the capital resources required to execute its business strategy. Therefore, the Company will attempt to raise additional capital through the sale of our securities.

The Company cannot assure that we will have sufficient capital to finance our growth and/or business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating losses that are expected to continue for the foreseeable future. During the three months ended March 31, 2020, we received total proceeds of $106,017 from sale of common stock and collected $25,000 of subscription receivable which were used for working capital purposes. We have incurred legal, accounting, consulting, rent and office expense during our operations.

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern Consideration

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss and net cash used in operations of $257,026 and $59,383, respectively, for the three months ended March 31, 2020 and had no revenues during the three months ended March 31, 2020. Additionally, the Company had an accumulated deficit of $7,756,773 at March 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Cash Flows

	Three Months Ended March 31,
	2020	2019
Net Cash Used in Operating Activities	$(59,383)	$(25,311)
Net Cash Provided by Financing Activities	131,017	2,000
Net Change in Cash	$71,634	$(23,311)

Net Cash Used in Operating Activities:

Net cash used in operating activities was $59,383 and $23,311 for the three months ended March 31, 2020 and 2019, respectively.

●	During the three months ended March 31, 2020 cash was used primarily as follows:
o	net loss was $257,026;
o	a decrease in our prepaid expenses and other current asset of $9,750;
o	a increase in our total accounts payable and accrued expenses of $22,957 and;
o	non-cash operating expense of stock issued for services of $164,900.

●	During the three months ended March 31, 2019 cash was used as follows:
o	net loss was $14,042;
o	an increase in our prepaid expenses and other current asset of $8,616;
o	a decrease in our total accounts payable and accrued expenses of $3,003 and;
o	non-cash operating expense of stock issued for services of $350.

Net Cash Provided by in Financing Activities:

Net cash provided by financing activities was $131,017 and $2,000 for the three months ended March 31, 2020 and 2019, respectively.

●	During the three months ended March 31, 2020, we received proceeds of $106,017 from sale of Company’s common stock and collected $25,000 from subscription receivable.

●	During the three months ended March 31, 2019, we received proceeds of $2,000 from sale of the Company’s common stock.

Years ended December 31, 2019 and 2018

Revenue. The Company is in its development stage. For the years ended December 31, 2019 and 2018, the Company did not have any revenue generating operations, nor did the Company has any related cost of goods sold.

Operating Expenses. For the year ended December 31, 2019, the Company had total operating expenses of $114,025 primarily consisting of professional fees of $8,800, consulting fees of $46,335, public company expenses of $6,826, lease expense of $14,854, compensation expense of $12,150 and office expense of $9,769. For the year ended December 31, 2018, our total operating expenses were $80,996 primarily consisting of professional fees of $7,700, consulting fees of $20,914, public company expenses of $6,739, lease expense of $14,578, compensation expense of $12,000 and office expense of $12,125.

Net Loss. The Company’s net loss for the years ended December 31, 2019 and 2018 was $114,750 and $80,996, respectively.

Liquidity and Capital Resources

As of December 31, 2019, the Company had total current assets of $148,293, which primarily consisted of cash of $106,661, prepaid expenses of $16,632 and subscription receivable of $25,000. In fiscal year 2018, we had $49,107 which primarily consisted of cash of $48,725 and prepaid expenses of $382. As of December 31, 2019, we had a working capital deficit of $342,442, as compared to a working capital deficit of $889,858 as of December 31, 2018.

The Company will have additional capital requirements during fiscal year 2020. Currently, the Company does not have any revenue generating business operations, nor does the Company currently have the capital resources required to execute its business strategy. Therefore, the Company will attempt to raise additional capital through the sale of our securities.

The Company cannot assure that we will have sufficient capital to finance our growth and/or business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future. We received proceeds of $172,556 from sale of common stock during the year ended December 31, 2019 used for working capital purposes. Additionally, between January 2020 and March 2020, the Company received total gross proceeds of $64,516 from sale of common stock. We have incurred legal, accounting, consulting, rent and office expense during our operations.

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern Consideration

As reflected in the accompanying consolidated financial statements, the Company had no revenue generating operations. In addition, there is a working capital deficiency of approximately $342,000, accumulated deficit of approximately $7,500,000 and a stockholder’s deficiency of approximately $332,000 as of December 31, 2019. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As of December 31, 2019 we had a working capital deficit in the amount of $342,442.  We reduced total accrued salaries by $460,952 to our Chief Executive Officer in connection with the issuance of 829,721 shares of common stock and contributed capital from the forgiveness of accrued salaries in January 2020 thereby eliminating the remaining liability of accrued salaries due to officer and potentially reduces the working capital deficit.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

Liquidity and Capital Resources

	For the Year ended December 31,
	2019	2018
Net Cash Used in Operating Activities	$(109,620)	$(67,784)
Net Cash Provided by Financing Activities	167,556	107,740
Net Increase in Cash	$57,936	$39,956

Net cash used in operating activities was $109,620 for the year ended December 31, 2019 as compared to $67,784 for the year ended December 31, 2018. During the year ended December 31, 2019 cash was used as follows:

●	net loss was $114,750, and
●	an increase in our prepaid expenses of approximately $16,250,
●	an increase in our total accounts payable and accrued expenses of $2,340, and
●	non-cash operating expense of stock-based compensation of $18,618 and deferred rent of $422.

During the year ended December 31, 2018 cash was used as follows:

●	net loss was $80,996, and
●	a decrease in our total accounts payable and accrued expenses of $6,202, and
●	non-cash operating expense of stock-based compensation of $19,414.

Net cash provided by financing activities for the year ended December 31, 2019 was $167,556 as compared to approximately $107,740 for the year ended December 31, 2018. During the year ended December 31, 2019, we received proceeds of $172,556 from sale of stock offset by purchase and cancellation of common stock of $5,000. During the year ended December 31, 2018, we received proceeds of approximately $107,740 from the sale of stock.

We currently have no external sources of liquidity, such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. We expect to require additional financing to fund our current operations for fiscal 2020. There is no assurance that we will be able to obtain additional financing on acceptable terms or at all.

If we are unable to raise the funds required to fund our operations, we will seek alternative financing through other means, such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations.

Critical Accounting Policies

The discussion and analysis of our consolidated financial condition and consolidated results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of equity-based instruments issued for other than cash, and the valuation allowance on deferred tax assets.

Fair value of financial instruments

The Company follows ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, "Share-Based Payment," which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management adopted this standard on January 1, 2019.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards. The Company's determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance effective January 1, 2019.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures and there was no cumulative effect.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other accounting standards which were not effective until after December 31, 2019 are not expected to have a material impact on the Company’s financial position or results of operations.

ITEM 3.  PROPERTIES

In January 2018, the Company entered into a one-year sub-lease agreement related to its leased office facilities in Palm Beach, FL with the CEO of the Company. The lease shall automatically be extended for successive one-year renewal term not to exceed 5 annual renewal terms in total unless the landlord or tenant gives a written notice of non-renewal on or before 30 days prior to expiration of the term. The lease currently requires monthly payments of approximately $1,136 plus sales tax and the Company is not responsible for any additional charges for common area maintenance. The monthly rent will increase by 2% at the end of each year.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

Name	# of Shares Beneficially Owned	Percentage of Class[1]	Total Voting Rights
Ernesto W. Letiziano – Common	1,810,920	11.72%	2.77%
Ernesto W. Letiziano – Series A Super Preferred	5,000,000	100.00%	76.39%

All officers and directors as a group			79.16%

1)	Series A Super Preferred Shares have ten (10) votes per share.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position	Position Held Since
Ernest W. Letiziano	80	Director/President	2005

Our bylaws provide that the number of directors shall be nine (9) or less. Our bylaws also provide that directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Any director so chosen shall hold office until the next annual election and until their successor(s) are duly elected and shall qualify, unless sooner replaced. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. Pursuant to our amended bylaws we have indemnified our officers and directors to the fullest extent allowed under Delaware law.

Ernest W. Letiziano Chief Executive Officer, the Board of Directors as of July 8, 2005. Mr. Letiziano has 40 years of experience in finance, business and sports and entertainment. After serving his internship with Haskins & Sells, CPA’s, Mr. Letiziano sat for his CPA Certificate in Pennsylvania. In 1964 he received his Registered Municipal Accountant’s Certificate to practice in New York, New Jersey, and Pennsylvania. He was employed with Haskins and Sells from 1962-1969. Letiziano attended Pennsylvania State University, where he majored in accounting and economics. From 1970-1972, he co-owned an accounting practice in Reading, PA. From 1992 to 1997, Mr. Letiziano has been self-employed as an international monetarist facilitating financial transactions for his clients. From 1988 to 1993, Mr. Letiziano was CEO of Ringside International Broadcasting Corporation, (NASDAQ symbol: RIBC). The company enjoyed over 4 years of success in sports and entertainment TV programming. RIBC captured 98% of the TV markets; in excess of 66 million TV households in the United States. RIBC boxing shows also aired in eight foreign countries. The company was sold in 1993 to a Houston based company. Mr. Letiziano co-owned Classic Motor Car Company, an automobile-manufacturer 1973-1976. From 1977 to 1982 he was Vice President of First Florida Utilities, Inc., a five-state utility public company (NASDAQ symbol SFFL). In 1982, Mr. Letiziano founded, Ringside Events, Inc., a promotional boxing enterprise. He has held commission licenses worldwide and promoted and produced over 150 major events internationally. Mr. Letiziano dedicates 100% of his professional time to the Company and has for the past 5 years.

Family Relationships

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders, if management deems it advisable to hold an annual meeting of shareholders and holds office for a term of one (1) year, or until his successor is elected and qualified.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of the following occurred with respect to a present or former director, executive officer or promoter of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

ITEM 6.  EXECUTIVE COMPENSATION

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table”, or our “named executive officers”, and all material factors relevant to an analysis of these policies and decisions.

Other than the employment agreements described above, the Company has no other employment agreements in place with its officers, directors or employees.

Summary Compensation Table

Name And Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non- Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensa- tion Earnings (US$)	All Other Compen- sation (US$)	Total (US$)

Ernesto W. Letiziano	2019	0	0	0	0	0	0	$12,000	$12,000
President	2018	0	0	0	0	0	0	$12,150	$12,150
Director	2017	0	0	0	0	0	0	0	0

Mr. Letiziano receives reimbursements for his apartment as compensation for his services as represented by “All Other Compensation” above. The monthly rent due is $1,000.

Mr. Letiziano had accrued compensation as officer of $460,952. $94,422 was exchanged for 829,721 shares of common stock on January 24, 2020. The balance of $366,530 was forgiven by Mr. Letiziano and charged against additional paid in capital.

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed.

The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officers and directors until such time that the Company becomes cash flow positive.

This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

There are no other stock option plans, retirement, pension, or profit-sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

None.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Committees of Our Board of Directors and the Role of Our Board in Risk Oversight

We do not have any independent directors. The board of directors oversees our business affairs and monitors the performance of management. At the present stage of our Company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

The Company has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form over substance.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while the Company does not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Company has not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Conflict of Interest

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

Compensation of Directors

No directors have received compensation for their role as a director of the Company.

Code of Ethics

The Company has not yet adopted a Code of Conduct or Code of Ethics but intends to do so in the future.

ITEM 8.  LEGAL PROCEEDINGS

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

ITEM 9.  MARKET PRICE OF AND DIVIDEND ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Information.

Our common stock has never been quoted or qualified for trading. The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc, with an address of 200 Memorial Pkwy, Atlantic Heights, NJ 07716.

As of May 12, there were 181 holders of record of our common stock with 18,709,057 shares outstanding.

Market Information

Our common shares are listed on the OTCPink exchanged operated by OTC Markets, LLC under the symbol SIGN:Pink However, we intend to make application with OTC Markets, LLC to be listed on their OTCQB exchange, which would avail shareholders of the benefit of having our common stock traded on a national exchange. OTC Pink is a quotation service that does not require an entity to have a class of securities registered under Section 12(g) or 15(g) of the Exchange Act. Once this Form 10 Registration statement is deemed effective, we will have our common stock registered under Section 12(g) of the Exchange Act.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this registration statement, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the establishment of a trading market in our common stock and the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the establishment of a trading market in our common stock without regard to whether current public information about us is available.

Beginning 90 days after the date of this Form 10 filing, a person who is our affiliate or who was our affiliate at any time during the preceding three (3) months and who has beneficially owned restricted securities for at least six (6) months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, or
●	if the class is listed on a stock exchange, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144. Unless or until we list on a higher exchange than the OTC Bulletin Board or the OTC Markets our affiliates stock can only be sold using the 1% measurement.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Dividends

We have never declared or paid any cash dividends. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

ITEM 10.  RECENT SALE OF UNREGISTERED SECURITIES

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. The following description of our capital stock and provisions of our Certificate of Incorporation, as amended, and Bylaws, is only a summary. You should also refer to our Certificate of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to this registration statement, and our Bylaws, a copy of which is incorporated by reference as an exhibit to this registration statement.

Common Stock

We are authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.001 per share. The shares of common stock are nonassessable, without preemption rights, and do not carry cumulative voting rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends if, and when, declared by our Board of Directors.

Preferred Stock

On March 14, 2007, the Company formally designated a series of Super Preferred Stock of the Company’s 50,000,000 authorized shares of the capital preferred stock of the Corporation.  The designated Series A Convertible Super Preferred Stock (the "Series A Super Preferred Stock"), consists of 5,000,000 shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights:

Voting:	Holders of the Series A Super Preferred Stock shall have ten (10) votes per share held on all matters submitted to the shareholders of the Company for a vote thereon. Each holder of these shares shall have the option to appoint two additional members to the Board of Directors.

Conversion Right:	Each share of Series A Super Preferred Stock shall be convertible into ten (10) shares of common stock.

Dividends:	The holders of Series A Super Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis with the holders of common stock when and if declared by the Board of Directors of the Company. Dividends shall not be cumulative. No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless dividends or distributions on the Series A Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

Liquidation Preference:	Upon the liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of the Series A Super Preferred Stock then outstanding shall be entitled to, on a pro-rata basis with the holders of common stock, distributions of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders.

The Board of Directors has the authority, without further action by the shareholders, to issue, from time to time, preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

There were 5,000,000 shares of Series A preferred stock issued and outstanding as of December 31, 2019 and 2018.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15 and the exhibits index below and corresponding exhibits, which are incorporated herein by reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this Form 10

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

Unaudited annual financial statements as of and for the three months ended March 31, 2020 and 2019 of Signet International Holdings, Inc.

●	Consolidated Balance Sheets as of March 31, 2020 (Unaudited) and December 31, 2019;

●	Consolidated Statements of Operations for the Three Months Ended March 31, 2020 and 2019 (Unaudited);

●	Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three Months ended March 31, 2020 and 2019 (Unaudited);

●	Consolidated Statements of Cash Flows for the Three Months ended March 31, 2020 and 2019; and

●	Condensed Notes to Consolidated Financial Statements.

Audited annual financial statements as of and for the years ended December 31, 2019 and 2018 of Signet International Holdings, Inc.

●	Report of Independent Registered Public Accounting Firm;

●	Consolidated Balance Sheets as of December 31, 2019 and 2018;

●	Consolidated Statements of Operations for the years ended December 31, 2019 and 2018;

●	Consolidated Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2019 and 2018;

●	Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018; and

●	Notes to Consolidated Financial Statements.

Exhibit No.	Description	Filed
3.1	Certificate of Incorporation	3/8/2005
3.2	Bylaws	3/8/2005
3.3	Certificate of Amendment (name changed to Signet International Holdings, Inc.	Herewith
3.4	Certificate of Designation (Series A Super Preferred Stock)	Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Signet International Holdings, Inc.
(Name of Registrant)

Date: June 23, 2020	By:	/s/ Ernesto W. Letiziano
Name: Ernesto W. Letiziano
Title: President and Director
Principal Executive Officer
Principal Accounting and Financial Officer

Signet International Holdings, Inc.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$178,295	$106,661
Prepaid expenses and other current assets	6,882	16,632
Subscription receivable	-	25,000

Total Current Assets	185,177	148,293

NON-CURRENT ASSETS:
Operating lease right-of-use asset, net	33,293	35,811

TOTAL ASSETS	$218,470	$184,104

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$42,350	$19,393
Accrued officer salary	-	460,952
Operating lease obligation - current portion	10,776	10,390

Total Current Liabilities	53,126	490,735

LONG-TERM LIABILITIES:
Operating lease obligation - long-term portion	22,975	25,843

Total Liabilities	76,101	516,578

Commitments and Contingencies (see Note 5)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A Preferred stock ($0.001 Par Value; 5,000,000 Shares Designated; 5,000,000 issued and outstanding)	5,000	5,000
Common stock, $0.001 par value: 100,000,000 shares authorized; 19,219,057 and 15,954,358 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	19,219	15,954
Additional paid in capital	7,874,923	7,146,319
Accumulated deficit	(7,756,773)	(7,499,747)

Total Stockholders' Equity (Deficit)	142,369	(332,474)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$218,470	$184,104

See accompanying condensed notes to unaudited consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three Months Ended
	March 31,
	2020	2019

NET REVENUES	$-	$-

OPERATING EXPENSES:
Professional and consulting fees	240,829	2,050
General and administrative	16,197	11,992

Total Operating Expenses	257,026	14,042

LOSS FROM OPERATIONS	(257,026)	(14,042)

LOSS BEFORE PROVISION FOR INCOME TAXES	(257,026)	(14,042)

Provision for income taxes	-	-

NET LOSS	$(257,026)	$(14,042)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.01)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	18,309,076	12,829,794

See accompanying condensed notes to unaudited consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

					Additional		Total Stockholders'
	Prefered Stock - Series A		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2019	5,000,000	$5,000	15,954,358	$15,954	$7,146,319	$(7,499,747)	$(332,474)

Sale of common stock for cash	-	-	981,500	982	105,035	-	106,017

Issuance of common stock for accrued salaries	-	-	829,721	830	93,592	-	94,422

Issuance of common stock for services	-	-	1,453,478	1,453	163,447	-	164,900

Contributed capital by an officer through forgiveness of accrued salaries	-	-	-	-	366,530	-	366,530

Net Loss	-	-	-	-	-	(257,026)	(257,026)

Balance, March 31, 2020	5,000,000	$5,000	19,219,057	$19,219	$7,874,923	$(7,756,773)	$142,369

	Preferred Stock - Series A		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	5,000,000	$5,000	12,819,738	$12,820	$6,477,319	$(7,384,997)	$(889,858)

Sale of common stock for cash	-	-	20,000	20	1,980	-	2,000

Issuance of common stock for services	-	-	3,500	3	347	-	350

Net Loss	-	-	-	-	-	(14,042)	(14,042)

Balance, March 31, 2019	5,000,000	$5,000	12,843,238	$12,843	$6,479,646	$(7,399,039)	$(901,550)

See accompanying condensed notes to unaudited consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(257,026)	$(14,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	164,900	350
Rent expense	36	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	9,750	(8,616)
Accounts payable and accrued expenses	22,957	(3,003)

NET CASH USED IN OPERATING ACTIVITIES	(59,383)	(25,311)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	106,017	2,000
Collection of subscription receivable	25,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	131,017	2,000

NET CHANGE IN CASH	71,634	(23,311)

CASH, beginning of year	106,661	48,725

CASH, end of period	$178,295	$25,414

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for accrued salaries	$94,422	$-
Contributed capital by an officer through forgiveness of accrued salary	$366,530	$-

See accompanying condensed notes to unaudited consolidated financial statements.

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

Note 1 - Organization and Description of Business

Signet International Holdings, Inc. (the “Company”) is incorporated in the State of Delaware.   The Company’s current principal business plan is to focus in developing advanced technologies, energy solutions and medical devices. The Company has no operating history as of yet.

Note 2 - Going Concern

The accompanying unaudited consolidated financial statements are prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss and net cash used in operations of $257,026 and $59,383, respectively, for the three months ended March 31, 2020 and had no revenues during the three months ended March 31, 2020 and 2019. Additionally, the Company had an accumulated deficit of $7,756,773 as of March 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2020 are not indicative of the results that may be expected for the year ending December 31, 2020 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Registration of Securities on Form 10-12G, for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2020. The Company’s unaudited consolidated financial statements include the financial statements of its three wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation. All wholly-owned subsidiaries were inactive subsidiaries at March 31, 2020 and December 31, 2019 and for each of the three months ended March 31, 2020 and 2019.

Use of estimates

The preparation of the unaudited consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of equity-based instruments issued for other than cash, valuation of right-of-use assets and liabilities and the valuation allowance on deferred tax assets.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage since we have not commenced planned principal operations. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and is currently in the development stage. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company did not have cash equivalents as of March 31, 2020 and December 31, 2019. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of March 31, 2020, the Company had not reached bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

Fair value measurements and fair value of financial instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including prepaid expense, accounts payable, accrued expenses and accrued salaries are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to non-employees for goods and services, and to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At March 31, 2020 and December 31, 2019, the Company had 50,000,000 potentially dilutive securities outstanding related to Series A Preferred Stock, for both periods. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Impairment of long-lived assets

In accordance with ASC 360-10, “Long-lived assets,” which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. During fiscal year 2017, the Company impaired the total values of various literary rights. Management believes the impaired literary rights have value to the Company and will continue to market these rights.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance effective January 1, 2019.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Recent accounting pronouncements

Accounting standards which are not yet effective are not expected to have a material impact on the Company’s financial position or results of operations.

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

Note 4 - Stockholders’ Equity (Deficit)

The authorized capital stock consists of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Common stock

During the Three Months Ended March 31, 2020:

●	the Company settled accrued salaries to its Chief Executive Officer (“CEO”) in the amount of $94,422 by issuing 829,721 shares of common stock at a price of approximately $0.11 per share, based on recent private placement sales of common stock on the date of grant. Additionally, the CEO forgave accrued salary of $366,530 (see Note 6).

●	the Company issued an aggregate of 1,014,103 to two consultants of the Company for services rendered with fair value of $115,405 or an average of approximately $0.11 per share, based on recent private placement sales of common stock on the dates of grants.

●	the Company issued an aggregate of 439,375 to various consultants for services rendered with fair value of $49,495 or an average of approximately $0.11 per share, based on recent private placement sales of common stock on the dates of grants.

●	the Company received total gross proceeds of $106,017 or an average of approximately $0.11 per share, from the sale of 981,500 shares of the Company’s common stock.

During the Three Months Ended March 31, 2019:

●	the Company issued 3,500 shares to a consultant for services rendered with fair value of $350 or $0.10 per share, based on recent private placement sales of common stock on the dates of grant.

●	the Company received gross proceeds of $2,000 or $0.10 per share, from the sale of 20,000 shares of the Company’s common stock.

Note 5 - Commitments and Contingencies

Operating lease

In January 2018, the Company entered into a one-year sub-lease agreement related to its leased office facilities in Palm Beach, FL with the CEO of the Company. The lease shall automatically be extended for successive one-year renewal terms not to exceed 5 annual renewal terms in total unless the landlord or tenant gives a written notice of non-renewal on or before 30 days prior to expiration of the term. The lease currently requires monthly payments of approximately $1,136 plus sales tax and the Company is not responsible for any additional charges for common area maintenance. The monthly rent will increase by 2% at the end of each year.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 months or less. On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use assets of $45,645 and total lease liabilities of $45,645 based on an incremental borrowing rate of 12%. For the respective three months ended March 31, 2020 and 2019, we paid an aggregate of $3,775 and $1,472 for rent under this agreement, respectively.

Right of Use (“ROU”) Asset is summarized below:

	As of March 31, 2020	As of December 31, 2019
	(Unaudited)
Office lease, ROU Asset	$45,645	$45,645
Less: Accumulated amortization	(12,352)	(9,834)
Balance of ROU asset	$33,293	$35,811

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

Operating lease liability related to the ROU asset is summarized below:

	As of March 31, 2020	As of December 31, 2019
	(Unaudited)
Office lease liability	$45,645	$45,645
Reduction of lease liability	(11,894)	(9,412)
Total	33,751	36,233
Less: current portion	(10,776)	(10,390)
Long term portion of lease liability	$22,975	$25,843

Future minimum lease payments under non-cancelable operating lease at March 31, 2020 are as follows:

Balance of year 2020	$10,635
Year 2021	14,462
Year 2022	14,752
Total	39,849
Imputed interest	(6,098)
Total operating lease liability	$33,751

Option agreements

In November 2018, the Company entered into an Option Agreement (the “November 2018 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for graphene foam coating and deicing. The option period commenced on the effective date of this November 2018 Option Agreement and expired 6 months from the effective date unless terminated by either party by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,500 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2018. In May 2019, the Company entered into an amendment agreement to extend the option period to August 2019. Although this option has expired, the Company, however is currently in discussions to enter into a permanent licensing agreement with this licensor.

In March 2019, the Company entered into an Option Agreement (the “March 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for rechargeable battery device. The option period commenced on the effective date of this March 2019 Option Agreement and expires 12 months from the effective date unless terminated by either party by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $5,000 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019. Although this option has expired, the Company, however is currently in discussions to enter into a permanent licensing agreement with this licensor.

In August 2019, the Company entered into an Option Agreement (the “August 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for detecting melanoma cancer. The option period commenced on the effective date of this August 2019 Option Agreement and expires in August 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019.

In September 2019, the Company entered into an Option Agreement (the “September 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for self-sterilizing device using plasma fields. The option period commenced on the effective date of this September 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019.

Signet International Holdings, Inc. and Subsidiaries

Condensed Notes to Unaudited Consolidated Financial Statements

March 31, 2020

(Unaudited)

In September 2019, the Company entered into an Option Agreement (the “September 11, 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for low cost disposable medical sensor for heart-attack. The option period commenced on the effective date of this September 11, 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019.

In September 2019, the Company entered into an Option Agreement (the “September 13, 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for multifunctional oral prosthetic system. The option period commenced on the effective date of this September 13, 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019.

In October 2019, the Company entered into an Option Agreement (the “October 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for arc melted glass piles for structural foundations. The option period commenced on the effective date of this October 2019 Option Agreement and expires in October 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights up to a maximum of $3,500. The Company paid an option fee of $1,500 on the date of this agreement which was recorded in professional and consulting fees during fiscal 2019.

Consulting agreements

On January 5, 2020, the Company entered into a twelve-month agreement, effective as of March 13, 2020, with a consultant to serve as a technical science consultant, for $2,500 cash payment and 30,000 shares of the Company’s common stock. This agreement may be terminated without cause by either party in 30 days upon submitting a written notice. These shares had a fair value of $2,250 or $0.075 per share, based on recent private placement sales of common stock and recorded as stock-based consulting.

On February 13, 2020 the Company entered into a six-month agreement with an individual to serve as a chief engineer consultant. The Company will pay the consultant a consulting fee in cash and shares of the Company’s common stock for services to be rendered, to be determined and agreed upon by both parties when services begin.

Note 6 - Related Party Transactions

In January 2020, the Company settled accrued salary owed to its Chief Executive Officer (“CEO”) by issuing 829,721 shares of common stock valued at $94,422, based on recent private placement sales of common stock on the date of grant (see Note 4). Additionally, the CEO forgave accrued salary of $366,530. The Company reduced total accrued salary by $460,952 in connection with the issuance of the 829,721 shares of common stock and recorded contributed capital of $366,530 for the forgiveness of accrued salary.

The Company paid rental fees for personal housing of $3,811 and $3,000 during the three months ended March 31, 2020 and 2019, respectively, to an affiliated company owned by the CEO of the Company which was recorded as compensation to the CEO and included in general and administrative expenses as reflected in the accompanying consolidated statements of operations.

Note 7 - Subsequent Events

Between April 2020 and June 2020, the Company issued an aggregate of 9,375 shares of common stock to a consultant for services rendered with fair value of $1,397 or an average of approximately $0.15 per share, based on recent private placement sales of common stock on the dates of grants.

On May 21, 2020, the Company entered into an amended agreement with an individual related to a consulting agreement dated on August 29, 2019. The consultant will provide business advisory, investor relations, and promotion services in exchange for 3,125 shares of the Company’s common stock per month, valued at recent private placement sales of common stock. This agreement may be terminated, without cause by either party, upon submitting 30 days written notice.

Signet International Holdings, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Signet International Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Signet International Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and cash used in operations of $114,750 and $109,620, respectively, in 2019, has no revenue in 2019 or 2018 and has a working capital deficit, stockholders’ deficit and accumulated deficit of $342,442, $332,474 and $7,499,747, respectively, at December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2019.

Boca Raton, Florida

May 13, 2020

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member Center for Public Company Audit Firms

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash	$106,661	$48,725
Prepaid expenses and other current assets	16,632	382
Subscription receivable	25,000	-

Total Current Assets	148,293	49,107

NON-CURRENT ASSETS:
Operating lease right-of-use asset, net	35,811	-

TOTAL ASSETS	$184,104	$49,107

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$19,393	$17,053
Accrued officer salary	460,952	921,912
Operating lease liability - current portion	10,390	-

Total Current Liabilities	490,735	938,965

LONG-TERM LIABILITIES:
Operating lease liability - long-term portion	25,843	-

Total Liabilities	516,578	938,965

Commitments and Contingencies (see Note 6)

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A Preferred stock ($0.001 Par Value; 5,000,000 Shares Designated; 5,000,000 issued and outstanding)	5,000	5,000
Common stock, $0.001 par value: 100,000,000 shares authorized; 15,954,358 and 12,819,738 shares issued and outstanding at December 31, 2019 and 2018, respectively	15,954	12,820
Additional paid in capital	7,146,319	6,477,319
Accumulated deficit	(7,499,747)	(7,384,997)

Total Stockholders’ Deficit	(332,474)	(889,858)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$184,104	$49,107

See accompanying notes to consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended

	December 31,
	2019	2018

NET REVENUES	$-	$-

OPERATING EXPENSES:
Professional and consulting fees	55,135	28,614
General and administrative	58,890	52,382

Total Operating Expenses	114,025	80,996

LOSS FROM OPERATIONS	(114,025)	(80,996)

Other expense:
Loss from foreign currency transactions	(725)	-

Total Other Expense	(725)	-

LOSS BEFORE PROVISION FOR INCOME TAXES	(114,750)	(80,996)

Provision for income taxes	-	-

NET LOSS	$(114,750)	$(80,996)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	13,386,159	11,987,015

See accompanying notes to consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2019 and 2018

					Additional		Total
	Preferred Stock - Series A		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2017	5,000,000	$5,000	11,469,145	$11,469	$6,351,516	$(7,304,001)	$(936,016)

Issuance of common stock for cash	-	-	1,156,453	1,157	106,583	-	107,740

Issuance of common stock for services	-	-	194,140	194	19,220	-	19,414

Net Loss	-	-	-	-	-	(80,996)	(80,996)

Balance, December 31, 2018	5,000,000	$5,000	12,819,738	$12,820	$6,477,319	$(7,384,997)	$(889,858)

Sale of common stock for cash and subscription receivable	-	-	3,060,200	3,060	194,496	-	197,556

Issuance of common stock for accrued salaries	-	-	921,920	922	45,174	-	46,096

Issuance of common stock for services	-	-	173,500	173	18,445	-	18,618

Contributed capital by an officer through forgiveness of accrued salaries	-	-	-	-	414,864	-	414,864

Purchase and cancellation of common stock	-	-	(1,000,000)	(1,000)	(4,000)	-	(5,000)

Return and cancellation of common stock	-	-	(21,000)	(21)	21	-	-

Net Loss	-	-	-	-	-	(114,750)	(114,750)

Balance, December 31, 2019	5,000,000	$5,000	15,954,358	$15,954	$7,146,319	$(7,499,747)	$(332,474)

See accompanying notes to consolidated financial statements.

SIGNET INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended

	December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(114,750)	$(80,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	18,618	19,414
Rent expense	422	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(16,250)	-
Accounts payable and accrued expenses	2,340	(6,202)

NET CASH USED IN OPERATING ACTIVITIES	(109,620)	(67,784)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash, net of subscription receivable	172,556	107,740
Purchase and cancellation of common stock	(5,000)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	167,556	107,740

NET INCREASE IN CASH	57,936	39,956

CASH, beginning of year	48,725	8,769

CASH, end of year	$106,661	$48,725

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for accrued salaries	$46,096	$-
Contributed capital by an officer through forgiveness of accrued salary	$414,864	$-
Common stock issued for subscription receivable	$25,000	$-
Operating lease right-of-use asset and operating lease liability recorded on adoption of ASC 842	$45,645	$-

See accompanying notes to consolidated financial statements.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 - Organization and Description of Business

Signet International Holdings, Inc. (the “Company”) is incorporated in the State of Delaware.   The Company’s current principal business plan is to focus in developing advanced technologies, energy solutions and medical devices. The Company has no operating history as of yet.

Note 2 - Going Concern

The accompanying consolidated financial statements are prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had a net loss and net cash used in operations of $114,750 and $109,620 respectively, for the year ended December 31, 2019 and has no revenues in 2019 or 2018. Additionally, the Company had an accumulated deficit of $7,499,747, stockholders’ deficit of $332,474 and working capital deficit of $342,442 as of December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan.   Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The Company’s consolidated financial statements include the financial statements of its three wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation. All wholly-owned subsidiaries were inactive subsidiaries at December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of equity-based instruments issued for other than cash, and the valuation allowance on deferred tax assets.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage since we have not commenced planned principal operations. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and is currently in the development stage. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company did not have cash equivalents as of December 31, 2019 and 2018. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2019, the Company had not reached bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

 Fair value measurements and fair value of financial instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including prepaid expense, accounts payable, accrued expenses and accrued salaries are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values,

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management adopted this standard on January 1, 2019 and there was no cumulative effect on adoption.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At December 31, 2019 and 2018, the Company has 50,000,000 and 50,000,000, potentially dilutive securities outstanding related to Series A Preferred Stock, respectively. Those potentially dilutive common stock equivalents were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss.

Impairment of long-lived assets

In accordance with ASC 360-10, “Long-lived assets,” which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. During fiscal year 2017, the Company impaired the total values of various literary rights. Management believes the impaired literary rights have value to the Company and will continue to market these rights.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance effective January 1, 2019.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Recent accounting pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures and there was no cumulative effect.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other accounting standards which were not effective until after December 31, 2019 are not expected to have a material impact on the Company’s financial position or results of operations.

Note 4 – Stockholders’ Deficit

The authorized capital stock consists of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Preferred stock

On March 14, 2007, the Company formally designated a series of Super Preferred Stock of the Company’s 50,000,000 authorized shares of the capital preferred stock of the Corporation.  The designated Series A Convertible Super Preferred Stock (the “Series A Super Preferred Stock”), consists of 5,000,000 shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights:

Voting and conversion:	Holders of the Series A Super Preferred Stock shall have ten votes per share held on all matters submitted to the shareholders of the Company for a vote thereon. Each holder of these shares shall have the option to appoint two additional members to the Board of Directors. Each share shall be convertible into ten (10) shares of common stock. The Company may redeem $0.10 per share with 30 days’ notice.

Dividends:	The holders of Series A Super Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis with the holders of common stock when and if declared by the Board of Directors of the Company. Dividends shall not be cumulative. No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless dividends or distributions on the Series A Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

Liquidation Preference:	Upon the liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of the Series A Super Preferred Stock then outstanding shall be entitled to, on a pro-rata basis with the holders of common stock, distributions of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders.

The Board of Directors has the authority, without further action by the shareholders, to issue, from time to time, preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

There were 5,000,000 shares of Series A preferred stock issued and outstanding as of December 31, 2019 and 2018.

Common stock

During fiscal year 2018, the Company received total gross proceeds of $107,740 or average of approximately $0.093 per share from the sale of 1,156,453 shares of the Company’s common stock.

During fiscal year 2018, the Company issued an aggregate of 194,140 to various consultants for services rendered. The Company valued the shares of common stock at the fair value of approximately $0.10 per common share or $19,414 based on the sales of common stock on recent private placements on the dates of grants. During the year ended December 31, 2018, the Company recorded stock-based compensation of $19,414.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

During fiscal year 2019, the Company received total gross proceeds of $172,556 and subscription receivable of $25,000 or average of approximately $0.065 per shares from the sale of 3,060,200 shares of the Company’s common stock. The Company collected the subscription receivable in January 2020. The 500,000 common shares relating to the subscription receivable were issuable at December 31, 2019.

During fiscal year 2019, the Company issued an aggregate of 173,500 to various consultants for services rendered. The Company valued the shares of common stock at the fair value ranging from approximately $0.075 to $0.10 per common share or $18,618 based on the sales of common stock on recent private placements on the dates of grants. During the year ended December 31, 2019, the Company recorded stock-based compensation of $18,618.

In July 2019, the Company purchased back 1,000,000 shares of its common stock for $5,000. Upon the return of the shares, the Company cancelled the 1,000,000 shares of common stock.

In August 2019, the Company paid accrued salaries to its Chief Executive Officer in the amount of $46,096 by issuing 921,920 shares of common stock at a price of $0.05 per share of common stock based on the sales of common stock on recent private placements on the dates of grant. Additionally, the Chief Financial Officer forgave accrued salaries of $414,864 during the year ended December 31, 2019. The Company reduced total accrued salaries by $460,960 in connection with the issuance of 921,920 shares of common stock and recorded $414,864 of contributed capital from the forgiveness of accrued salaries.

In September 2019, a consultant returned 21,000 shares of the Company’s common stock after resigning as a business advisor of the Company. The Company cancelled the 21,000 shares of the Company’s common stock which was recorded at par value.

Note 5 – Income Taxes

The Company has incurred historical aggregate net operating losses of approximately $1,825,732 for income tax purposes as of December 31, 2019. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. Management believes that the realization of the benefits from these losses appears not more than likely than not due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes were as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Income tax benefit at U.S. statutory rate of 21%	$(24,098)	$(17,009)
Income tax benefit – State tax rate at 5%	(5,737)	(4,050)
Non-deductible expenses	4,841	5,048
Increase in valuation allowance	24,994	16,011
Total provision for income tax	$-	$-

The Company’s approximate net deferred tax asset was as follows:

Deferred Tax Asset:	December 31, 2019	December 31, 2018
Net operating loss carryforward	$474,690	$449,696
Valuation allowance	(474,690)	(449,696)
Net deferred tax asset	$-	$-

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 34% to a flat 21% effective January 1, 2018. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation. Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2019 and 2018 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $24,994 in fiscal 2019. The potential tax benefit arising from the loss carryforward of approximately $1,668,018 accumulated through December 31, 2017 will expire in 2037 and the fiscal 2018 and 2019 net operating loss carryforward of approximately $157,714 may be carried forward indefinitely.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes or business changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance. The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2017, 2018 and 2019 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

Note 6 – Commitments and Contingencies

Operating lease

In January 2018, the Company entered into a one-year sub-lease agreement related to its leased office facilities in Palm Beach, FL with the CEO of the Company. The lease shall automatically be extended for successive one-year renewal term not to exceed 5 annual renewal terms in total unless the landlord or tenant gives a written notice of non-renewal on or before 30 days prior to expiration of the term. The lease currently requires monthly payments of approximately $1,136 plus sales tax and the Company is not responsible for any additional charges for common area maintenance. The monthly rent will increase by 2% at the end of each year.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 month or less. On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use assets $45,645 and total lease liabilities of $45,645 based on an incremental borrowing rate of 12%. For the respective years ended December 31, 2019 and 2018, we paid an aggregate of $14,854 and $14,578 for rent under this agreement, respectively.

ROU is summarized below:

December 31, 2019
Office lease ROU	$45,645
Less accumulated reduction	(9,834)
Balance of ROU asset as of December 31, 2019	$35,811

Operating lease liability related to the ROU asset is summarized below:

December 31, 2019
Office lease liability	$45,645
Reduction of lease liability	(9,412)
Total	36,233
Less: current portion	(10,390)
Long term portion of lease liability as of December 31, 2019	$25,843

Future Minimum lease payments under non-cancelable operating lease at December 31, 2019 are as follows:

Year 2020	$14,179
Year 2021	14,462
Year 2022	14,752
Total	43,393
Imputed interest	(7,160)
Total operating lease liability	$36,233

Option agreements

In November 2018, the Company entered into an Option Agreement (the “November 2018 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for graphene foam coating and deicing. The option period commenced on the effective date of this November 2018 Option Agreement and expired 6 months from the effective date unless terminated by either party by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,500 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations. In May 2019, the Company entered into an amendment agreement to extend the option period to August 2019. Although this option has expired, the Company, however is currently in discussions to enter into a permanent licensing agreement with this licensor.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

In March 2019, the Company entered into an Option Agreement (the “March 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for rechargeable battery device. The option period commenced on the effective date of this March 2019 Option Agreement and expires 12 months from the effective date unless terminated by either party by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $5,000 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations. Although this option has expired, the Company, however is currently in discussions to enter into a permanent licensing agreement with this licensor.

In August 2019, the Company entered into an Option Agreement (the “August 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for detecting melanoma cancer. The option period commenced on the effective date of this August 2019 Option Agreement and expires in August 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations.

In September 2019, the Company entered into an Option Agreement (the “September 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for self-sterilizing device using plasma fields. The option period commenced on the effective date of this September 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations.

In September 2019, the Company entered into an Option Agreement (the “September 11, 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for low cost disposable medical sensor for heart-attack. The option period commenced on the effective date of this September 11, 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations.

In September 2019, the Company entered into an Option Agreement (the “September 13, 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for multifunctional oral prosthetic system. The option period commenced on the effective date of this September 13, 2019 Option Agreement and expires in September 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights. The Company paid an option fee of $1,200 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations.

In October 2019, the Company entered into an Option Agreement (the “October 2019 Option Agreement”) whereby the licensor agreed to grant an option to exclusively license to the Company patents owned or controlled by licensor. The licensor is a University located in the state of Florida. The licensed patents are related to technology for arc melted glass piles for structural foundations. The option period commenced on the effective date of this October 2019 Option Agreement and expires in October 2020 unless terminated by the Company by giving 30 days written notice. During the option period, the Company shall reimburse the licensor for all patent related expenses incurred during the term of this agreement in connection with obtaining or maintaining the patent rights up to a maximum of $3,500. The Company paid an option fee of $1,500 on the date of this agreement which was recorded in professional and consulting fees as reflected in the accompanying consolidated statements of operations.

Signet International Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Consulting agreements

On August 29, 2019, the Company entered into a six-month consulting agreement with a consultant for business advisory and promotion services in exchange for 50,000 shares of the Company’s common stock. Additionally, the Company shall pay such consultant for any market research and business relation services rendered in cash. In 2019, the Company issued the 50,000 shares of the Company’s common stock to the consultant.

Note 7 – Related Party Transactions

In August 2019, the Company paid accrued salaries to its Chief Executive Officer in the amount of $46,096 by issuing 921,920 shares of common stock (see Note 4). Additionally, the Chief Financial Officer forgave accrued salaries of $414,864 during the year ended December 31, 2019. The Company reduced total accrued salaries by $460,960 in connection with the issuance of 921,920 shares of common stock and recorded $414,864 of contributed capital from the forgiveness of accrued salaries.

The Company paid rental fee for personal housing of $12,150 and $12,000 during the year ended December 31, 2019 and 2018, respectively to an affiliated company owned by the CEO of the Company and was recorded as compensation to the CEO which is included in general and administrative expenses as reflected in the accompanying statements of operations.

In January 2018, the Company entered into a one-year sub-lease agreement related to its leased office facilities in Palm Beach, FL with the CEO of the Company (see Note 6).

Note 8 - Subsequent Events

In January 2020, the Company paid accrued salaries to its Chief Executive Officer in the amount of $94,422 by issuing 829,721 shares of common stock at a price of approximately $0.11 per share of common stock based on the sales of common stock on recent private placements on the dates of grant. Additionally, the Chief Executive Officer forgave accrued salaries of $366,530 in January 2020. The Company reduced total accrued salaries by $460,952 in connection with the issuance of 829,721 shares of common stock and recorded contributed capital of $366,530 from the forgiveness of accrued salaries thereby eliminating the remaining liability of accrued salaries due to officer and potentially reduces the working capital deficit.

In January 2020, the Company issued an aggregate of 1,014,103 to two directors of the Company for services rendered. The Company valued the shares of common stock at the fair value of approximately $0.11 per common share or $115,405 based on the sales of common stock on recent private placements on the dates of grants. In January 2020, the Company recorded stock-based compensation of $115,405.

Between January 2020 and March 2020, the Company received total gross proceeds of $66,016 or an average of approximately $0.104 per share from the sale of 631,500 shares of the Company’s common stock. In January 2020, the Company collected a subscription receivable of $25,000 which was recorded as of December 31, 2019.

Between January 2020 and March 2020, the Company issued an aggregate of 495,625 to various consultants for services rendered. The Company valued the shares of common stock at the fair value of an average of approximately $0.11 per common share or $56,090 based on the sales of common stock on recent private placements on the dates of grants.

On January 5, 2020, the Company entered into a twelve-month consulting agreement with a consultant who will act as technical science consultant in exchange for 20,000 shares of the Company’s common stock. This agreement may be terminated without cause by either party in 30 days upon submitting a written notice.

On February 13, 2020 the Company entered into a six-month consulting agreement with a consultant who will act as an engineering consultant. The Company shall pay the consultant a consulting fee in cash and shares of the Company’s common stock for services rendered to be determined and agreed upon by both parties.